                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             HARTMARX CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                                [HARTMARX LOGO]

                               ----------------

                                    NOTICE
                                      OF
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 17, 1996

To the Stockholders of HARTMARX CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION (the "Corporation") will be held at The Executive Plaza Hotel, 71 East Wacker Drive, Chicago, Illinois, on Wednesday, April 17, 1996, at 11:00
A. M. for the following purposes:

  (1) To elect Directors of the Corporation.

  (2) To consider ratifying the appointment of independent auditors.

  (3) To transact such other business as may properly come before the meeting.

  In addition to the foregoing, stockholders are hereby notified that the Board of Directors has adopted certain amendments to the By-Laws of the Corporation. The time period during which the Annual Meeting may be scheduled by the Board has been enlarged by five days to any day between April 1 and April 20, inclusive. Certain other amendments are discussed more fully in the section entitled "Proposals by Security Holders" on page 16 of the Proxy Statement. These By-Law amendments by the Board do not require any action by the stockholders nor is any such action proposed to be taken at the meeting.

  The Board of Directors has fixed February 20, 1996, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

  In order that the shares of the Corporation may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy, as early as practicable, in the accompanying postage-paid envelope addressed to HARTMARX CORPORATION, c/o First Chicago Trust Company, P.O. Box 8914, Edison, New Jersey 08818-9258. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

  A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between April 1, 1996 and April 17, 1996, at the office of Mrs. Kay C. Nalbach, Assistant Secretary of the Corporation, 101 North Wacker Drive, Chicago, Illinois.

  A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended November 30, 1995, is enclosed herewith.

                                          By Order of the Board of Directors

                                          SIGNATURE OF MARY D. ALLEN

                                          MARY D. ALLEN, Secretary

Chicago, Illinois
February 28, 1996

                                [HARTMARX LOGO]

                               ----------------

                                PROXY STATEMENT
                                      FOR
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 17, 1996

  The common stock, par value $2.50 ("Common Stock"), of HARTMARX CORPORATION (the "Corporation") is the only security entitled to vote at the meeting. On February 20, 1996, the record date for determining the stockholders entitled to vote at the meeting, the Corporation had 32,908,101 shares of outstanding Common Stock, each share entitled to one vote, held by approximately 6,400 stockholders (estimated by adding the number of registered holders furnished by the Corporation's registrar and the number of participants in the Hartmarx Employee Stock Ownership Plan). All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Corporation's Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Corporation's principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

  The enclosed Proxy is solicited by the Corporation's Board of Directors (the "Board"). The cost of preparing and mailing the proxy material will be paid by the Corporation. The approximate mailing date for this material is February 28, 1996. The Corporation will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock of the Corporation registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit Proxies by telephone or telegram or in person, but will receive no additional compensation for such activities.

  Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. The affirmative vote of a plurality of the shares represented at the meeting is required to elect directors, and the affirmative vote of a majority of such shares is required to ratify the appointment of auditors. Abstentions and broker non-votes are each included in the determination of shares present and voting for purposes of determining whether a quorum is present. On other matters, abstentions are counted as votes cast, while broker non-votes are not counted in determining whether a proposal has been approved.

                        ITEM (1)--ELECTION OF DIRECTORS

  Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the ten nominees named below as directors of the Corporation. Each elected director's term of office will be for one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board. Ms. Letitia Baldrige, Mr. Miles L. Marsh, Mr. Talat
M. Othman and Mr. Sam Segnar have chosen not to stand for reelection this year. Accordingly, the Hartmarx Board has determined to reduce the size of the Board from fourteen to ten members in correspondence with overall downsizing of the company.

                   INFORMATION ABOUT NOMINEES FOR DIRECTORS

  The information shown below includes the principal business affiliations of each nominee since 1991.

                                                                         Shares
                                                                        Held(1)


                A. ROBERT ABBOUD, 66--Director since 1974                40,616

                                                                        (20,616)

                Mr. Abboud is president of A. Robert Abboud and Company, a private investment company. From April, 1988 to March, 1991, he was chairman and chief executive officer of First City Bancorporation of Texas, Inc. and its subsidiary, First City National Bank of Houston. He is also a director of AAR Corporation, Inland Steel Company and Alberto-Culver Company. (2)

[PHOTO OF
A. ROBERT
 ABBOUD]                                                                      0
                SAMAWAL A. BAKHSH, 27--Director since 1995


                Mr. Bakhsh is a director of Traco Group of Companies, a privately held investment company. He also serves as a director of several other privately held corporations. (3)

[PHOTO OF
SAMAWAL A.
 BAKHSH]
                JEFFREY A. COLE, 54--Director since 1990                 29,376

                                                                        (26,876)

                Mr. Cole is chairman, chief executive officer and a director of Cole National Corporation, a specialty retailer, having served as president, chief executive officer and director prior to 1991.

[PHOTO OF
JEFFREY A.
  COLE]
                RAYMOND F. FARLEY, 71--Director since 1981               55,880

                                                                        (29,380)

                Mr. Farley is retired as president and chief executive officer of S. C. Johnson & Son, Inc. (SC Johnson Wax). He is also a director of Johnson
                Worldwide Associates, Inc. and Snap-On Incorporated.

[PHOTO OF
RAYMOND F.
 FARLEY]

                                                                         Shares
                                                                        Held(1)

                ELBERT O. HAND, 56--Director since 1984                 295,594

                                                                       (237,759)
                Mr. Hand is chairman and chief executive officer of HARTMARX CORPORATION. He was president and chief operating officer from 1987 to 1992. He is also a director of Austin Reed PLC, London, England.


[PHOTO OF
ELBERT O.
  HAND]         DONALD P. JACOBS, 68--Director since 1980                42,173

                                                                        (34,778)
                Mr. Jacobs is Dean of the J. L. Kellogg Graduate
                School of Management and Gaylord Freeman
                Distinguished Professor of Finance at Northwestern
                University. He is also a director of Unicom
                Corporation and its subsidiary, Commonwealth Edison
                Company, The First National Bank of Chicago, a subsidiary of First Chicago NBD Corporation, Security
                Capital Industrial Trust, Unocal Corporation and
                Whitman Corporation.


[PHOTO OF
DONALD P.
 JACOBS]        CHARLES MARSHALL, 66--Director since 1980                40,461

                                                                        (16,109)
                Mr. Marshall is retired as vice chairman of the board and a director of American Telephone and Telegraph
                Company, a communications company. He is also a director of Ceridian Corporation, GATX Corporation,
                Sonat, Inc. and Sunstrand Corp.


[PHOTO OF
 CHARLES
MARSHALL]       HOMI B. PATEL, 46--Director since 1994                  213,074

                                                                       (142,909)

                Mr. Patel is President and Chief Operating Officer of HARTMARX CORPORATION. He was president of the Men's Apparel Group in 1990 and chairman and chief executive officer in 1991. He is also a director of the Amalgamated Life Insurance Co.

[PHOTO OF
 HOMI B.
 PATEL]         MICHAEL B. ROHLFS, 44--Director since 1995                    0

                Mr. Rohlfs is President and Chief Executive Officer of Dearborn Financial, Inc., an investment advisory company. From 1991 to September, 1995, he served as Executive Vice President and Managing Director of Dearborn. He is also a director of In-Flight Phone Corporation. (3)(4)


[PHOTO OF
MICHAEL B.
 ROHLFS]

                STUART L. SCOTT, 57--Director since 1993                 33,534

                                                                        (18,534)

                Mr. Scott is chairman and chief executive officer of
                LaSalle Partners Limited, an international real
                estate services firm. He was co-chairman from 1990 to
                1992, and previously served in various executive
                positions with LaSalle Partners. (5)
[PHOTO OF
STUART L.
 SCOTT]
--------
(1) Shares listed include shares of Common Stock beneficially owned, directly or indirectly, as of February 20, 1996 and shares which may be acquired within 60 days through exercise of stock options (shown in parentheses under "Shares Held"). Shares beneficially owned, directly or indirectly, and shares which may be acquired within 60 days through the exercise of stock options (shown in parentheses) by the Named Executive Officers included in the Summary Compensation Table (other than Messrs. Hand and Patel) and those directors not standing for reelection are as follows: Ms. Allen, 5,069 (5,000); Mr. Morgan, 45,491 (31,374); Mr. Brenner, 22,801
    (14,218); Mr. Rueckel, 70,294 (70,000); Ms. Baldrige, 23,363 (22,863); Mr.
    Marsh, 30,935 (29,435); Mr. Othman 18,534 (18,534) and Mr. Segnar 34,550
    (32,713). Each person has sole voting and dispositive power with respect to the Shares held, except as follows: Mr. Hand's total includes 200 shares held as custodian for the benefit of his child and 100 shares held by his wife; and Mr. Jacobs' total includes 3,000 shares held by his wife. No director or nominee beneficially owns as much as 1% of the Corporation's Common Stock. All directors and executive officers of the Corporation as a group (a total of 21 persons) beneficially own 1,053,942 shares of Common Stock (3.1% of all outstanding shares), including 777,088 shares (2.3%) that they have rights to acquire within 60 days through the exercise of stock options.
(2) On November 23, 1992, First City Bancorporation of Texas, Inc. ("First City"), consented to an involuntary bankruptcy petition filed against it following federal regulatory actions closing, and appointing the FDIC as receiver of, First City's subsidiary banks. The Bankruptcy Court entered an order permitting First City to operate as a debtor-in-possession under Chapter 11 of the Bankruptcy Code. A plan of reorganization was confirmed by the Bankruptcy Court in May, 1995 and completed the following July. Under the plan, First City merged with J-Hawk Corporation to form First City Financial Corporation, a company engaged in the acquisition, management and disposition of distressed asset portfolios. Stockholders of First City received beneficial interests in a liquidating trust, stock, warrants or senior subordinated notes, or a combination thereof; creditors were paid in full, including post-petition interest.
(3) Messrs. Bakhsh and Rohlfs were elected in December, 1995, and are being nominated for election, as directors pursuant to the provisions of a Stockholder's Agreement entered into by the Corporation and Traco International, N.V. ("Traco"), in conjunction with Traco's December 31, 1992 acquisition of 5,714,286 shares of the Corporation's Common Stock at $5.25 per share. In October and December, 1993, Traco transferred 5,523,810 shares to Emerson Investment, Ltd. ("Emerson"), and Emerson consented to be bound by the terms of the Stockholder's Agreement. Dearborn Financial, Inc. is an affiliate of Traco and Emerson.
(4) From 1990 through 1994, Mr. Rohlfs served as Chief Executive Officer of three Louisiana corporations which were the general partners (including the managing general partner) of Canal Place Limited Partnership ("Canal Place"). During 1990, Canal Place voluntarily filed for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Louisiana. In November, 1994, the Court entered an order confirming Canal Place's plan of reorganization; such plan was consummated at that time by Canal Place, resulting in the payment of all allowed claims. The case has been fully administered and closed.

(5) Affiliates of LaSalle Partners Limited manage certain commercial real estate in which subsidiaries of the Corporation lease offices and showrooms, including the Corporation's principal executive offices. Mr. Scott does not have a direct or indirect material interest in these transactions.

  Directors, officers and holders of more than 10% of the Corporation's Common Stock are required to file reports of their transactions in the Corporation's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange and to furnish copies of these reports to the Corporation. These reports are to be filed within specified times after each reportable transaction. Based solely on its review of the furnished copies of these reports, the Corporation believes that all filing requirements were complied with in fiscal 1995.

  The Board held seven meetings, one of which was the annual meeting, in fiscal 1995. Mr. Marsh was unable to attend two Board meetings and three committee meetings and Mr. Othman was unable to attend three Board meetings; all other directors attended at least 75% of the meetings of the Board and committees on which he or she served. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders.

  The Audit and Finance Committee now consists of Mr. Scott, chairman, Ms. Baldrige, Mr. Cole, Mr. Jacobs and Mr. Marshall. The Committee was formed in December, 1995 when two previously separate committees, the Audit Committee and Finance Committee, were combined. Prior to their combination, the Audit Committee met two times and the Finance Committee met three times in fiscal 1995. The Committee maintains communications between the directors and independent auditors and assists the Board with its responsibilities relating to corporate accounting, integrity of financial controls and reporting practices. It reports to the entire Board periodically on such matters as the Committee or the Board may specify, approves all non-audit work which the independent auditors perform for the Corporation and approves their fees. It also oversees the Corporation's investment policies, methods of financing corporate operations and employee benefit plans.

  The Compensation and Stock Option Committee is currently composed of Mr. Farley, chairman, Mr. Abboud, Mr. Jacobs, Mr. Marsh and Mr.Othman. It met four times in fiscal 1995. It exercises the full powers of the Board with respect to compensation paid to executives of the Corporation and its subsidiaries. It also grants employee stock options and makes other determinations regarding the administration of employee stock option plans. It approves management incentive (bonus) plans and determines from time to time the standards of performance for bonus payments.

  The Nominating and Governance Committee now consists of Ms. Baldrige and Mr. Marshall, co-chairpersons, Mr. Marsh, Mr. Scott and Mr. Segnar. It met once in fiscal 1995. Its function is to propose to the entire Board qualified nominees for election to fill vacancies on the Board and, pursuant to an expansion of its responsibilities in April, 1995, to make recommendations on directorship and corporate governance practices. Stockholders wishing to suggest qualified candidates for this Committee's consideration should forward their suggestions to the Nominating and Governance Committee, in care of Mrs. Kay C. Nalbach, Assistant Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606.

  For fiscal 1995, each of the directors not employed by the Corporation was entitled to receive a $17,500 annual retainer plus $750 for each Board meeting attended and $600 for each committee meeting attended. Each committee chairman was entitled to receive $2,500 annually in addition. Some of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody's Corporate Bond Index rate. Upon termination of their service as a director, the Corporation agrees to pay such deferred fees and interest ("Deferral Account"), either in a lump sum or in installments. The deferral arrangements also provide for the Corporation's payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Corporation with respect to such Deferral Account. Some directors have withdrawn or converted their Deferral Account into Director Stock Options exercisable for $1.00. Non-employee directors are also provided a clothing allowance and, while on Hartmarx business, travel accident insurance. The cost of such benefits was approximately $2,700 per director.

  Director Stock Options ("DSOs") and Director Deferred Stock Awards ("DDSAs") are granted under the 1995 Stock Plan for Non-Employee Directors. Except as described below, DSOs are generally identical to employee stock options but are granted only to directors who are not employed by the Corporation or any of its subsidiaries ("Outside Directors"). The number of shares of Common Stock covered by DSOs granted to a director in any twelve-month period ending each March 31 is obtained by dividing the amount of the director's annual retainer by the fair market value of a share of the Corporation's Common Stock on the date or dates of grant, but in no event can be less than 1,000 shares. In addition, each Outside Director may choose to receive, on each date of election to the Board, a DSO in lieu of all or part of the annual retainer payable during such director's term of office. The number of shares covered by such a DSO is obtained by dividing the unpaid retainer amount by the excess of the fair market value of a share on such date over $1.00; the purchase price of each covered share is $1.00. For shares covered by these DSOs outstanding on a Common Stock dividend record date, the director will be paid cash dividend equivalents based on the cash dividend (or cash value of other property) that would have been received had such DSO shares been issued and outstanding on the dividend record date. DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Since 1988, each Outside Director is also granted 150 units on each date of election to the Board. DDSAs earn dividend equivalents in the same manner as DSOs but such dividend equivalents are credited to the director's account as additional units. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash.

                        EXECUTIVE OFFICER COMPENSATION

  The following table shows the compensation for the past three fiscal years of the Corporation for each of the Corporation's five most highly compensated executive officers including the Chief Executive Officer, and one other person who served as an executive officer during part of fiscal 1995 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                       Long-Term Compensation
                                                                  ---------------------------------
                                       Annual Compensation                Awards           Payouts
                                 -------------------------------  -----------------------  -------
        Name and                                                  Restricted  Securities  Long-Term
       Principal                                    Other Annual    Stock     Underlying  Incentive    All Other
        Position         Year    Salary(1)  Bonus   Compensation  Awards(2)  Options/SARs  Payouts  Compensation(3)
       ---------         ----    ---------  -----   ------------  ---------- ------------ --------- ---------------
Elbert O. Hand,          1995    $561,667       --        --            --     145,000      $ --         $3,686
 Chairman and Chief      1994     522,083  $234,891       --            --      70,000        --          3,350
 Executive Officer       1993     489,167   254,250       --       $264,258     30,000        --          3,811
Homi B. Patel,           1995     447,500       --        --            --     135,000        --          2,898
 President and           1994     418,879   138,572       --            --      60,000        --          2,758
 Chief Operating Officer 1993     388,500   149,992       --        157,997     25,000        --          2,817
Mary D. Allen            1995     200,000       --        --            --      45,000        --          1,127
 Executive Vice          1994(4)   41,668    68,186       --            --      25,000        --            200
 President, General      1993         --        --        --            --         --         --            --
 Counsel and Secretary
Glenn R. Morgan          1995     179,375       --        --            --      45,000        --          1,613
 Executive Vice          1994     161,807    44,848       --            --      20,000        --          1,775
 President and Chief     1993     149,713    48,544       --         27,281      8,000        --          1,555
 Financial Officer
Frank A. Brenner,        1995     160,104       --        --            --      10,000        --          1,490
 Vice President,         1994     152,229    28,066       --            --       7,000        --          1,708
 Marketing Services      1993     143,521    30,380       --         17,946      4,000        --          1,603
Wallace L. Rueckel,      1995(5)  172,333       --        --            --      10,000        --        661,854(6)
 Former Executive Vice   1994     218,334    82,515       --            --      35,000        --          1,798
 President and Chief     1993     150,000    89,316   $92,296(7)     89,320     25,000        --            720
 Financial Officer

--------
(1) Includes amounts paid and deferred.
(2) The dollar amount shown equals the number of shares of restricted stock multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the shares. On January 4, 1993, the following restricted shares were awarded in lieu of a portion of the executive officer's cash increase in salary for fiscal 1993 and subject to his continued employment for one year: Mr. Hand, 1,568; Mr. Patel, 1,254; Mr. Morgan, 471; and Mr. Brenner,
    432. On November 30, 1993, the following restricted shares were awarded and vest in one-third increments over three years, subject to the executive officer's continued employment (unless otherwise specified in an employment agreement): Mr. Hand, 36,322; Mr. Patel, 21,428; Mr. Morgan, 3,468; Mr. Brenner, 2,170; and Mr. Rueckel, 12,760. The number and value of aggregate restricted stock holdings at the end of fiscal year 1995 were: Mr. Hand, 12,107 ($55,208); Mr. Patel, 7,142 ($32,568); Mr. Morgan,
    1,156 ($5,271); Mr. Brenner, 723 ($3,297); and Mr. Rueckel, 0. Dividends,
    if any, are paid on all shares of restricted stock at the same rate as on unrestricted shares.
(3) These amounts represent the Corporation's contributions to the Hartmarx Employee Stock Ownership Plan and premiums paid for term life insurance. The amounts contributed to the Plan in 1995 were: Mr. Hand, $750; Mr. Patel, $750; Ms. Allen, $167; Mr. Morgan, $750; Mr. Brenner, $750 and Mr. Rueckel, $750. The premiums for term life insurance in 1995 were: Mr. Hand,

   $2,936; Mr. Patel, $2,148; Ms. Allen, $960; Mr. Morgan, $863; Mr. Brenner,
   $740 and Mr. Rueckel, $1,104.
(4) Ms. Allen's employment with the Corporation commenced on September 12,
    1994.
(5) Mr. Rueckel's employment with the Corporation ended on August 31, 1995.
(6) Includes $660,000 which is the amount paid or accrued by the Corporation in fiscal 1995 for the salary and benefits payable to Mr. Rueckel pursuant to his employment agreement in connection with the termination of his employment.
(7) Amount shown for Mr. Rueckel includes relocation expenses totalling $65,491, the cost of a leased automobile and financial counseling, and amounts reimbursed for the payment of taxes. On April 28, 1993, the Corporation loaned Mr. Rueckel $253,000 to assist in the purchase of a new home, with interest accruing at six percent (6%). Total interest accrued of $2,704 was forgiven by the Corporation and is included in the relocation expense figure above. The loan was fully repaid prior to November 30, 1993.

EMPLOYMENT AGREEMENTS

  Messrs. Hand, Patel and Morgan and Ms. Allen each have employment agreements for a term of not more than two years expiring December 31, 1996, under which each of them will receive annual salaries at least equal to their respective annual salaries on the date the agreements were signed (with increases to be determined by the Compensation Committee), and which provide for participation in the Management Incentive Plan (MIP), described below, and in any other fringe benefits, including any long term incentive plan, available to key executives. In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or cancellation of his employment agreement prior to expiration, the executive will be entitled to continuation of salary and fringe benefits for 24 months (with fringe benefits continuing for 36 months in the event of a change in control as described below). In addition, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for an uncompleted fiscal year; plus 66.67% of the executive's maximum bonus opportunity under the MIP for such year) and all unpaid incentive compensation under any long term incentive plan (including all contingent compensation which would have been payable for uncompleted performance periods) becomes immediately payable; and all stock options and restricted stock granted to such executive under the Corporation's stock option plans become immediately exercisable and fully vested, as the case may be. The Corporation has also agreed to pay each executive severance benefits in the event the executive's employment is terminated within 24 months following a change in control of the Corporation for any reason other than (i) death, disability or retirement, (ii) for cause, or (iii) resignation without good reason. The severance payment, payable in lieu of the salary continuation described above, would equal three times the executive's annual base salary as of the date the executive's employment is terminated. In addition, all stock options and restricted stock granted to such executive under the Corporation's stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above (except that the executive would receive an additional 133.34%, rather than 66.67%, of his maximum bonus opportunity under the MIP for such year). In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the severance payment is subject to possible reduction to an amount necessary so that no portion would be subject to such excise tax if the total payment with such a reduction, and net of all taxes, would be greater than the total payment without reduction, net of all taxes.

  Mr. Brenner has agreed to remain in the employ of the Corporation, subject to the Corporation's agreement to pay him severance benefits if such employment is terminated within 24 months following an actual change in control for any reason other than (i) death, disability or retirement, (ii) for cause, or (iii) resignation without good reason. Generally, the severance payment, net of additional amounts agreed to be paid by the Corporation, if necessary, in respect of any excise tax imposed by Section 4999 of the Internal Revenue Code on such severance benefits (and any federal, state and local taxes on such additional amounts), would equal up to one and a half times the executive's average annual compensation for the three calendar years immediately preceding the year in which the change in control occurs if the executive is then under age 50, otherwise, up to two times such average annual compensation; and the executive would also be entitled to receive any appreciation in the value of Common Stock covered by stock options theretofore granted to such executive under the Corporation's stock option plans (whether or not then fully exercisable).

STOCK OPTION PLANS

  The Corporation currently has a 1995 Incentive Stock Plan ("1995 Incentive Plan") and a 1995 Stock Plan for Non-Employee Directors ("1995 Directors Plan") to encourage directors, officers and other key employees of the Corporation and its subsidiaries to acquire shares of the Corporation's Common Stock and thereby develop a stronger incentive to put forth maximum effort for the success and growth of the Corporation. The 1995 Incentive Plan requires employee stock option ("ESO") prices to be not less than fair market value at grant date. Stock appreciation rights, which may be granted in tandem with ESOs granted under the 1995 Incentive Plan, enable recipients to receive a combination of shares and a cash payment, which together equal the gain in market price from the grant date to the exercise date, with the cash payment limited to one-half of the gain. The 1995 Incentive Plan also authorizes the grant of Restricted Stock Awards ("RSA") to officers and other key employees. Full ownership of shares covered by an RSA are subject to the satisfaction of specified terms and conditions, such as continued employment with the Corporation or the achievement of specified performance goals. If the terms and conditions of the RSA are not satisfied, all or a portion of the shares covered by the RSA will be forfeited. The 1995 Directors Plan requires that DSO's (described previously) cannot be exercised for six months after the grant date.

  The following tables provide information on the Named Executive Officers' option grants in fiscal 1995, option exercises in fiscal 1995 and the value of unexercised options at November 30, 1995.

                                                                              Potential
                                                                          Realizable Value
                                                                          at Assumed Annual
                                                                        Rates of Stock Price
                                                                          Appreciation for
                          Individual Grants                                Option Term(1)
----------------------------------------------------------------------- ---------------------
                                     Percent of
                                       Total
                         Number of    Options
                         Securities  Granted to
                         Underlying  Employees  Exercise or
                          Options     in Fiscal  Base Price  Expiration
Name                      Granted      Year(2)  ($/Share)(3)    Date      5% ($)    10% ($)
----                     ----------  ---------- ------------ ---------- ---------- ----------
Elbert O. Hand..........   70,000(4)    7.0         5.25     10/09/2000    101,534    224,362
                           75,000(5)    7.5         5.25     07/11/2005    239,075    613,919
Homi B. Patel...........   65,000(4)    6.5         5.25     10/09/2000     94,281    208,337
                           70,000(5)    7.0         5.25     07/11/2005    223,137    572,991
Mary D. Allen...........   20,000(6)    2.0         5.25     10/09/2000     29,010     64,104
                           25,000(5)    2.5         5.25     07/11/2005     79,692    204,640
Glenn R. Morgan.........   20,000(4)    2.0         5.25     10/09/2000     29,010     64,104
                           25,000(5)    2.5         5.25     07/11/2005     79,692    204,640
Frank A. Brenner........    5,000(4)    0.5         5.25     10/09/2000      7,252     16,026
                            5,000(7)    0.5         5.25     07/11/2005     15,938     40,928
Wallace L. Rueckel......   10,000(8)    1.0         5.25     07/11/2005     31,877     81,856

                     OPTION GRANTS IN THE LAST FISCAL YEAR

--------
(1) The amounts shown above for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and

   10% over the full five or ten year terms of the options, as required by applicable regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on the future performance of the Corporation and overall stock market conditions.
(2) The Corporation granted options representing 994,500 shares to employees in fiscal 1995. No SARs were granted in tandem with these options.
(3) The exercise price may be paid by delivery of already owned shares and the withholding obligations related to exercise may be paid by offset of the underlying shares subject to certain conditions. The fair market value on the date of grant of the shares underlying the July options was $5.18 per share.
(4) These options were granted on October 10, 1995, and will become fully exercisable on October 10, 1996, and are subject to termination between 90 days to three years following termination of employment in certain events.
(5) These options were granted on July 12, 1995 and become exercisable in one-third increments commencing on July 12, 1996 and in cumulative one-third (33%) installments thereafter, when the stock price exceeds $7.00 for thirty consecutive days and when the stock price exceeds $10.00 for thirty consecutive days, with full vesting occurring on July 10, 2005 if not before, and are subject to termination between 90 days to three years following termination of employment in certain events.
(6) These options were granted on October 10, 1995 and become exercisable in a forty percent (40%) installment commencing October 10, 1996 and in cumulative twenty percent (20%) installments thereafter, with full vesting occurring on October 10, 1999, and are subject to termination between 90 days to three years following termination of employment in certain events.
(7) These options were granted on July 12, 1995 and will become fully exercisable on July 12, 1996, and are subject to termination between 90 days to three years following termination of employment in certain events.
(8) These options were granted on July 12, 1995 and became fully exercisable on August 31, 1995 under the terms of Mr. Rueckel's employment agreement.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           Number of
                                                          Securities    Value ($) of
                                                          Underlying     Unexercised
                                                          Unexercised   In-the-Money
                                                          Options at     Options at
                                                         Nov. 30, 1995  Nov. 30, 1995
                         Shares Acquired                 Exercisable/   Exercisable/
Name                       on Exercise   Value Realized  Unexercisable  Unexercisable
----                     --------------- -------------- --------------- -------------
Elbert O. Hand..........         0              0       237,759/145,000      0/0
Homi B. Patel...........         0              0       142,909/135,000      0/0
Mary D. Allen...........         0              0         5,000/ 45,000      0/0
Glenn R. Morgan.........         0              0        31,374/ 45,000      0/0
Frank A. Brenner........         0              0        14,218/ 10,000      0/0
Wallace L. Rueckel......         0              0        70,000/      0      0/0

PENSION PLAN

  The Hartmarx Retirement Income Plan, a trusteed plan, provides for contributions to be made by the Corporation and designated affiliates on an actuarial basis, and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant's death after certain other age and service requirements are met. Regular eligible employees of the Corporation or a designated affiliate who participate in The Hartmarx Savings-Investment Plan, a trusteed defined contribution plan, automatically participate in this Plan. Normal retirement age under this Plan is 65 and early retirement at any time after a vested participant attains age 55 results in actuarially reduced benefits. Maximum benefits under this Plan are based upon 50% of the highest average annual earnings (base salary, commissions, bonus and overtime), up to $235,840 (reduced to $150,000 for annual earnings after 1993), paid to an employee for any five consecutive years included within the final 10 consecutive years of employment by the Corporation (or subsidiary adopting the Plan), less 50% of the primary Social Security benefit, for 30 years of service, prorated downward to one-sixth of such benefits for the minimum of five years normally required for vested rights.

  The following table shows the estimated annual benefits payable upon retirement at age 65 to participants in this Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended. The Corporation has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described in the previous paragraph but for the application of such limitations. Compensation covered by this Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under this Plan as of November 30, 1995, were 26 for Mr. Hand, 15 for Mr. Patel, 0 for Ms. Allen, 14 for Mr. Morgan, 18 for Mr. Brenner and 2 for Mr. Rueckel.

     Average
      Annual
     Earnings
    (Highest 5
      Years                               Years of Credited Service
    of Last 10                -------------------------------------------------
      years)                    5      10      15      20      25    30 or more
    ----------                ------ ------- ------- ------- ------- ----------
   $200,000.................. 15,419  30,837  46,256  61,675  77,093   92,512
    250,000.................. 19,585  39,171  58,756  78,341  97,927  117,512
    300,000.................. 23,752  47,504  71,256  95,008 118,760  142,512
    350,000.................. 27,919  55,837  83,756 111,675 139,593  167,512
    400,000.................. 32,085  64,171  96,256 128,341 160,427  192,512
    450,000.................. 36,252  72,504 108,756 145,008 181,260  217,512
    500,000.................. 40,419  80,837 121,256 161,675 202,093  242,512
    550,000.................. 44,585  89,171 133,756 178,341 222,927  267,512
    600,000.................. 48,752  97,504 146,256 195,008 243,760  292,512
    650,000.................. 52,919 105,837 158,756 211,675 264,593  317,512
    700,000.................. 57,085 114,171 171,256 228,341 285,427  342,512
    800,000.................. 65,419 130,837 196,256 261,675 327,093  392,512
    900,000.................. 73,752 147,504 221,256 295,008 368,760  442,512

                     REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION PROGRAM

 Compensation Committee Approach

  The Compensation and Stock Option Committee (the "Compensation Committee"), which is composed of five independent directors of the Corporation, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles, which are designed to align executive compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values, are as follows:

 . Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to the long-term success of the Corporation.

 . Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

 . Alignment of executive and shareholder interests through a stock-based long-term incentive program which will reward executives for enhancement of shareholder values.

  In determining the appropriate levels of executive compensation for fiscal 1995, the Compensation Committee took into account both the Corporation's financial performance for the year and the executive group's successful achievement of continued profitability. Future compensation will continue to be closely tied to performance and its impact on the growth in shareholder value.

  The total compensation program consists of three components:

 Base Salary

  The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to periodic review by independent compensation consultants. Compensation surveys utilized include the Hay Executive Compensation Report containing information on nearly 8,000 executives in 630 operating units of 385 industrial organizations (34% nondurable manufacturing, 30% durable manufacturing, 30% non-manufacturing) ranging in sales from less than $150 million to over $5 billion and the American Apparel Manufacturers' Association Management Compensation Study based upon information from 37 apparel manufacturing companies ranging in sales from less than $100 million to over $1 billion. Salary ranges are reviewed on an annual basis and adjusted as warranted to maintain a competitive position of slightly above the median survey results.

  Salaries are reviewed on an annual basis and salary changes are based upon individual performance and position in salary ranges within the context of an annual salary budget. The salary budget is determined in relation to competitive market data provided in national salary planning surveys and the financial performance of the Corporation and its operating units. Salary planning surveys utilized include those conducted by the American Compensation Association, Hewitt Associates, William M. Mercer, Sibson & Company, Towers Perrin and The Wyatt Company. If the financial performance of the Corporation results in achieving sales and earnings targeted in the business plan, the overall salary budget is established at the survey national average and is allocated to operating units based upon the level of achievement of their individual business plans.

  In fiscal 1994, sales and earnings were achieved in accordance with the business plan and a competitive overall salary budget of 4.1% was administered for 1995. Better performing operating units had higher salary budgets while those with lower performance had less, or in some cases, none. Actual salary increases averaged 3.8% throughout the Corporation. Above average salary increases were awarded in January to Mr. Patel, Mr. Rueckel, Mr. Morgan and Mr. Brenner in recognition of their individual contributions to the continued profitability of the Corporation. Ms. Allen joined the Corporation in September of 1994. The employment agreement for Mr. Patel provides for his annual salary to be at least equal to his 1993 annual salary, for Ms. Allen equal to her 1994 annual salary and for Mr. Morgan equal to his 1995 annual salary, with increases to be determined by the Compensation Committee. In addition, a promotional increase was awarded in September to Mr. Morgan, elected Executive Vice President and Chief Financial Officer, in recognition of his increased responsibilities replacing Mr. Rueckel who resigned in August to pursue other opportunities. The salary of the Chief Executive Officer is separately discussed below.

  Salaries for the Named Executive Officers remain somewhat below average competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Corporation's short-term and long-term incentive plans.

 Short-Term Incentives

  Executives are eligible for annual bonuses under the Management Incentive Plan (MIP). Incentive opportunities are determined in relation to competitive market data as provided in the aforementioned national executive compensation surveys and subject to periodic review by independent compensation consultants. Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Corporation's business plan. Individual awards for corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured on the goals appropriate to the unit within which they report with unit heads also accountable for consolidated goals. For fiscal 1995, 49 executives participated in the plan. Corporate executives were measured on consolidated pre-tax income and operating unit sales-weighted pre-tax income and inventory turnover goals. Operating unit executives were measured on pre-tax income, sales and inventory turnover goals with unit heads also measured on consolidated pre-tax income. No bonuses would have been earned if the Corporation had not achieved positive income results. Bonuses paid for 1995 averaged 14.7% of eligible salaries and 34.8% of maximum incentive opportunities. No 1995 bonuses were paid to corporate executives because fiscal year consolidated pre-tax income results were below the Corporation's business plan.

 Long-Term Incentives

  Executives are eligible for awards of stock options and/or restricted stock under the Corporation's Incentive Stock Plan. Awards are determined in relation to competitive practice and an individual's position. In July, a new Long Term Incentive Plan was adopted under which selected senior executives were given stock option grants utilizing performance based vesting whereby increments of the award will vest when the stock price exceeds certain levels for thirty consecutive days. Messrs. Patel and Morgan, and Ms. Allen received awards from the Long Term Incentive Plan. The amount and terms of the options already held by the Named Executive Officers were not considered in determining the size of awards. As reflected in the Table of Option Grants In The Last Fiscal Year, two stock option grants were awarded to each of the Named Executive Officers at an exercise price slightly above the fair market value in the first grant and equal to the fair market value in the second grant of the Corporation's stock on the dates of the grants.

 Chief Executive Officer Compensation

  The Compensation Committee increased the salary of the Chief Executive Officer 7.6% to $565,000 on January 1, 1995. The determination of the Chief Executive Officer's salary was based upon the salary range for the position, the salary budget established for 1995 and considering his leadership in achieving continued improvement in the financial performance of the Corporation. Mr. Hand's salary remains below average when compared to other Chief Executive Officers of organizations in the same sales volumes as reported in the national surveys analyzed. He received no 1995 MIP bonus award because fiscal year consolidated pre-tax income results were below the Corporation's business plan. If that goal had been achieved at the threshold level, his bonus award would have been based upon the achievement of consolidated pre-tax income and sales-weighted individual operating unit achievement of pre-tax income and inventory turnover goals. As described above, the Chief Executive Officer received two stock option grants from the Corporation's 1995 Incentive Stock Plan. These awards provide an incentive for future performance and the enhancement of shareholder value.

  The Compensation Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon proposed regulations issued by the Internal Revenue Service, the Committee believes that gains from the exercise of outstanding stock options or future options will be exempted from this deduction limitation. It is currently intended that any amendment to the Corporation's Incentive Stock Plan which may be necessary in the future in order to preserve this exemption will be prepared and proposed for shareholder approval as and when required.

  It is the intention of the Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Corporation. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under the new tax law if otherwise in excess of the general deduction limitation. The Committee will continue to review and respond to the relevant tax law and regulations as appropriate.

                            COMPENSATION COMMITTEE

                          Raymond F. Farley, Chairman
         A. Robert AbboudMiles L. MarshDonald P. JacobsTalat M. Othman

                               PERFORMANCE GRAPH

 TOTAL CUMULATIVE SHAREHOLDER RETURN FOR FIVE-YEAR PERIOD ENDING NOVEMBER 30,
                                     1995

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG HARTMARX CORPORATION, S&P 500 INDEX AND PEER GROUP

Measurement Period           HARTMARX       S&P
(Fiscal Year Covered)        CORPORATION    500 INDEX    PEER GROUP
-------------------          -----------    ---------    ----------
Measurement Pt-
11/30/90                     $100.00        $100.00      $100.00
FYE 11/30/91                 $112.50        $120.42      $129.81
FYE 11/30/92                 $ 87.28        $142.65      $150.76
FYE 11/30/93                 $108.62        $157.02      $148.32
FYE 11/30/94                 $ 83.40        $158.70      $146.19
FYE 11/30/95                 $ 69.83        $217.34      $141.80

  The Peer Group consists of: Crystal Brands, Inc.; Genesco, Inc.; Hartmarx Corporation; Oxford Industries, Inc.; Russell Corporation; and Spring Industries. However, due to the suspension of trading on its stock on 9/30/94 following its filing for bankruptcy, Crystal Brands, Inc. has been excluded from peer group returns for 1994 and 1995.

                       ITEM (2)--APPOINTMENT OF AUDITORS

  Stockholders will be asked to ratify the appointment of Price Waterhouse LLP, certified public accountants, as independent auditors of the accounts of the Corporation and its subsidiaries for the 1996 fiscal year. Price Waterhouse has been regularly engaged in this capacity by the Corporation for over 80 years. A representative of Price Waterhouse will attend the Annual Meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. Stockholder ratification is not required; however, the Corporation considers such ratification to be a desirable practice and if the affirmative vote is less than a majority of the shares voting on the ratification question, the Board would reconsider the appointment.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
                RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

                           OWNERSHIP OF COMMON STOCK

  Beneficial owners of more than five percent of the Corporation's Common Stock, as shown by information received by the Corporation, are listed below:

                                               Amount and Nature of
                                               Beneficial Ownership
                                    ------------------------------------------
 Name and Address                     Voting Power   Investment Power
        of                          ---------------- ---------------- Percent
 Beneficial Owner                     Sole    Shared   Sole    Shared of Class
 ----------------                   --------- ------ --------- ------ --------
 Abdullah Taha Bakhsh
  c/o Traco,
  P.O. Box 459,
  Jeddah, Saudi Arabia............. 5,523,810        5,523,810          16.8(1)
 CTC Illinois Trust Company,
  Trustee
  of the Corporation's Savings-
  Investment Plan and ESOP,
  209 W. Jackson Blvd.,
  Chicago, Illinois 60606..........       --   --          --   --       -- (2)
 Norwest Corporation
  Norwest Center,
  Sixth and Marquette,
  Minneapolis, Minnesota 55479..... 3,161,603        3,785,903          11.6(3)
 Sasco Capital, Inc.
  10 Sasco Hill Road
  Fairfield, Connecticut 06430..... 1,787,700        3,256,000           9.9(4)

--------
(1) The shares are held of record by Emerson Investments, Ltd. ("Emerson"). Emerson has represented to the Corporation that it is wholly-owned by Mr. Bakhsh and that he has sole power to direct the vote and disposition of Emerson's shares. Emerson has agreed to be bound by the terms of the Stockholder's Agreement between the Corporation and Traco International N.V. ("Traco") which, among other things, allows Traco to designate certain individuals to be nominated for election as directors of the Corporation. In addition to the shares set forth in the table above, 190,476 shares are held of record by Williamson Investments, Ltd. ("Williamson"). Williamson has also agreed to be bound by the terms of the Stockholder's Agreement and has represented to the Corporation that it is wholly owned by Mr. Abdel Mohsen Y Abu Shukhaidem and that Mr. Shukhaidem has sole power to direct the vote and disposition of Williamson's 190,476 shares.

(2) CTC Illinois Trust Company acts as Trustee of The Hartmarx Savings-Investment Plan and the Hartmarx Employee Stock Ownership Plan ("ESOP"). At January 2, 1996, the Trustee held 1,492,551 shares (4.6%) for the Savings-Investment Plan and 697,910 shares (2.1%) for the ESOP. The Trustee votes all shares held by the respective Plan Trusts proportionally as directed by participants' instructions, except that shares held in certain participant sub-accounts in the ESOP are voted only as directed by participants' instructions.
(3) The aggregate amount beneficially owned at December 31, 1995 was 3,785,903 shares. Norwest Corporation has represented to the Corporation that these shares are held in a fiduciary or representative capacity, and that for purposes of the reporting requirements of the Securities Exchange Act of 1934, Norwest and its subsidiaries are deemed to be beneficial owners of such shares; however, Norwest and its subsidiaries have expressly disclaimed that they are, in fact, the beneficial owners of such shares.
(4) The aggregate amount beneficially owned at December 31, 1995 was 3,256,000 shares.

                         PROPOSALS BY SECURITY HOLDERS

NOMINATIONS FOR THE BOARD OF DIRECTORS

  The Corporation's By-Laws were recently amended to provide that written notice of proposed stockholder nominations for the election of directors at an Annual Meeting must be given to the Secretary of the Corporation no earlier than December 15 and no later than February 15 immediately preceding the meeting, and with respect to an election to be held at a special meeting of stockholders for the election of directors, no later than the close of business on the fifteenth day following (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which public disclosure of such meeting is first made, whichever is earlier. Notice to the Corporation from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including age, business and residence addresses and such other information as would be required to be included in a proxy statement soliciting proxies to nominate that person. The notice shall also contain the consent of the nominee to serve as a director if so elected. If the Chairman of the Annual Meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election.

OTHER PROPOSALS

  Any proposal which a security holder intends to call upon the Corporation to include in its 1997 Proxy Statement must be received at the principal office of the Corporation no later than October 31, 1996.

  In addition, the Corporation's By-Laws were also recently amended to require that written notice of proposals to be presented at an Annual Meeting be delivered to the Secretary of the Corporation at its principal executive offices no earlier than December 15 and no later than February 15 immediately preceding the meeting. Such notice to the Corporation must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting,
(ii) the name and record address of the stockholder proposing such business,
(iii) the class and number of shares beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. If the Chairman of the Annual Meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, such business shall not be transacted.

                                [HARTMARX LOGO]

--------------------------------------------------------------------------------

                                     PROXY


                    Solicited By the Board of Directors of

                             HARTMARX CORPORATION


     Elbert O. Hand, Homi B. Patel, Mary D. Allen, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 17, 1996, and at any adjournment thereof, with the full power to vote all of the shares of stock which the undersigned is entitled to vote:

     THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO CHOICE IS SPECIFIED IT WILL BE VOTED FOR ELECTION OF THE ABOVE NOMINEES FOR DIRECTORS AND IN FAVOR OF THE PROPOSAL SET FORTH IN ITEM (2).

                  Continued, and to be signed, on other side

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

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  [X] Please mark your votes as in this example.                    |     4953

  (1) Election of Directors

      FOR    WITHHOLD AUTHORITY
      [_]           [_]

      NOMINEES: A. Robert Abboud    Elbert O. Hand     Michael B. Rohlfs
                Samawal A. Bakhsh   Donald P. Jacobs   Stuart L. Scott
                Jeffrey A. Cole     Charles Marshall
                Raymond F. Farley   Homi B. Patel

      For all nominees listed hereon (except as marked to the contrary below):
      To withhold authority to vote for any individual nominees, write names in the space below.


      ------------------------------------------------------------------------

  (2) TO RATIFY the appointment of independent auditors (Item (2) of Notice of Annual Meeting).

      FOR    AGAINST    ABSTAIN
      [_]      [_]        [_]

  (3) TO TRANSACT such other business as may properly come before the meeting.



                 Dated this ________ day of ____________________________, 1996


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                 (Signature of Stockholder)                             (Seal)


                 -------------------------------------------------------------
                 (Signature of Stockholder)                             (Seal)

  Signature must agree with name as shown above. For shares held in joint tenancy, each of the joint tenants is requested to sign.

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